JOINT VENTURE AGREEMENT

AMONG

CHELSEA GCA REALTY PARTNERSHIP, L.P.
MITSUBISHI ESTATE CO., LTD.
NISSHO IWAI CORPORATION

June 16, 1999

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS: APPENDICES	1
Section 1.1 Section 1.2 Section 1.3 Section 1.4	Certain Definitions Other Definitions Appendices Party/Shareholder	1 6 6 6

ARTICLE 2. FORMATION; NAME; PLACE OF BUSINESS	6
Section 2.1 Section 2.2	Formation of Company Place of Business	6 7

ARTICLE 3. PURPOSES AND POWERS OF COMPANY	7
Section 3.1 Section 3.2 Section 3.3 Section 3.4 Section 3.5	Purposes Capacity Limits of Company No Individual Authority Responsibility of Parties	7 7 7 8 8

ARTICLE 4. REPRESENTATIONS AND WARRANTIES; COVENANTS	8
Section 4.1 Section 4.2 Section 4.3 Section 4.4 Section 4.5	Representations and Warranties Non-Compete Confidentiality Government Approval Establishment of SPC	8 9 9 9 10

ARTICLE 5. CAPITAL	10
Section 5.1 Section 5.2 Section 5.3 Section 5.4 Section 5.5 Section 5.6 Section 5.7 Section 5.8 Section 5.9	Parties' Percentage Interest
(a)   Percentage Interest
(b)   Initial Authorized Capital
Capital Contributions Upon Incorporation
Additional Funding
(a)   General Financing Policy
(b)   Funding Pursuant to Budgets/Approval of Parties, Guaranties of Loans
Calls for Partner Loan
(a)   General
(b)   Notices
(c)   Failure to Make Required Partner Loan
(d)   Additional Funding by Funding Parties
(e)   Funding Loan
(f)   Repayment through Distributions
(g)   Continuing the Company without Funding
Penalties to Non-Funding Party
(a)   Forfeiture of Managing Rights
(b)   Forfeiture of Capital Contribution and Make Up of Company's Deficits
(c)   Continuation of Guaranties of Loans
(d)   Subordination of Partner Loan
No Interest on Capital
Limit on Contributions and Obligations of Parties
Expansions or New Projects
Construction Overage, Improvements or Renovations	10 10 10 10 11 11 11 12 12 12 13 13 13 14 14 14 14 15 15 15 15 16 16 17

ARTICLE 6. DIVIDENDS	18
Section 6.1	Dividends and Distributions	18

ARTICLE 7. COMPANY BOOKS; ACCOUNTING/FINANCIAL STATEMENTS	18
Section 7.1 Section 7.2 Section 7.3 Section 7.4 Section 7.5	Books and Records Tax Returns Reports Audits Bank Accounts	18 18 19 20 20

ARTICLE 8. MANAGEMENT OF THE COMPANY	20
Section 8.1 Section 8.2 Section 8.3 Section 8.4 Section 8.5 Section 8.6 Section 8.7 Section 8.8 Section 8.9	Board of Directors
(a)   General
(b)   Meetings
(c)   Statutory Auditor
Shareholders
The Officers
(a)   Officers
Authorization for Expenditures
Major Decisions
Authorized Acts
Budgets
Developer and Development Agreement
Fees and Expense Reimbursements for Parties	20 20 20 21 21 21 21 22 23 24 24 25 26

ARTICLE 9. COMPENSATION; REIMBURSEMENTS; CONTRACTS WITH AFFILIATES	26
Section 9.1 Section 9.2	Compensation; Reimbursements
(a)   Compensation
(b)   Reimbursements
(c)   Leasing Commission
(d)   Development Fee
(e)   License Fee
(f)   Management Advisory Service Fee
(g)   Advisory Services Fee
(h)   Guaranty Fee
No Contracts with Affiliates	26 26 26 27 27 27 27 27 27 27

ARTICLE 10. SALE, TRANSFER OR MORTGAGE	27
Section 10.1 Section 10.2 Section 10.3 Section 10.4 Section 10.5 Section 10.6	General
Permitted Transfers by the Parties
(a)   Transfers By Chelsea
(b)   Transfers by Mitsubishi
(c)   Transfers by Nissho
(d)   Agreements with Transferees
First Right of Refusal Procedure
(a)   First Refusal Notice
(b)   Election by Offerees
(c)   Closing
(d)   Sale of Total Interest by Offerees to Third Party
(e)   Sale of Subject Interest to Third Party
(f)   Reinstatement of First Refusal Procedure
(g)   Approval by the Board of Directors
Election Not to Proceed with Project
Sale of the Company
Lack of Profits	27 28 28 28 28 28 29 29 30 30 31 31 32 33 33 33 34

ARTICLE 11. DISSOLUTION	35
Section 11.1 Section 11.2 Section 11.3 Section 11.4	Dissolution and Liquidation; Continuation of Business
(a)   Causes of Dissolution and Liquidation
(b)   Right to Continue Business of the Company
(c)   Termination by Material Breach
Procedure in Dissolution and Liquidation
(a)   Winding Up
(b)   Management Rights During Winding Up
(c)   Work in Progress
(d)   Distributions in Liquidation
(e)   Non-Cash Assets
Disposition of Documents and Records
Date of Termination	35 35 35 36 36 36 37 37 37 37 38 38

ARTICLE 12. GENERAL PROVISIONS	3
Section 12.1
Section 12.2
Section 12.3
Section 12.4
Section 12.5
Section 12.6
Section 12.7
Section 12.8
Section 12.9
Section 12.10
Section 12.11
Section 12.12
Section 12.13
Section 12.14
Section 12.15
Section 12.16	Jurisdiction
Notices
Entire Agreement
Severability
Successors and Assigns
Counterparts
Additional Documents and Acts
Interpretation
Terms
Amendment
References to this Agreement
Headings
No Third Party Beneficiary
No Waiver
Time of Essence
Attorney's Fees	38 38 40 40 40 40 40 40 41 41 41 41 41 41 42 42

JOINT VENTURE AGREEMENT

          THIS JOINT VENTURE AGREEMENT (“Agreement”) is entered into as of June 16, 1999, by and among CHELSEA GCA REALTY PARTNERSHIP, L.P., a Delaware limited partnership (“Chelsea”), MITSUBISHI ESTATE CO., LTD., a Japanese corporation (“Mitsubishi”) and NISSHO IWAI CORPORATION, a Japanese corporation (“Nissho”). Mitsubishi, Nissho and Chelsea and any other persons or entities who shall in the future execute and deliver this Agreement pursuant to the provisions hereof shall hereinafter collectively be referred to as the “Parties” and individually as a “Party”.

          WHEREAS, the Parties desire to establish a company to develop, operate and own outlet malls in Japan, the base of which is to be premium brand apparel and general merchandise, subject to the terms and conditions hereof

          NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

ARTICLE 1.
DEFINITIONS: APPENDICES

Section 1.1    Certain Definitions.

          Unless the context otherwise specifies or requires, capitalized terms used herein shall have the respective meanings assigned thereto as set forth below, for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined).

“Act” shall mean the Japanese Commercial Code.

“Adjusted Percentage Interest” shall mean the ratio of the shareholding in the Company owned by each Party after giving effect to any adjustments made pursuant to Sections 5.8 or 5.9.

“Advisory Services Agreement” shall mean an agreement in the form of Appendix F attached hereto to be entered into by and between the Company and Chelsea with respect to strategic planning to be provided by Chelsea to the Company.

“Affiliate(s)” shall mean a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person in question. The term “control”, as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 50% of the rights attributable to the shares of the controlled corporation or the right to receive, directly or indirectly, more than 50% of the profits thereof and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

“Agreement” shall mean this Joint Venture Agreement, as amended from time to time.

“Approved by the Parties” or “Approval of the Parties” shall mean approval by the Board of Directors of the Company; provided, however, that at least one director nominated by each Party (other than a Non-Funding Party, as defined herein) shall have voted in favor thereof

“Budgets” shall mean (x) a budget for the operations of the Company (the “Company Budget”) covering general and administrative expenses of the Company, including central office, staffing, payroll and overhead costs, and (y) the following budgets of the Company from time to time with respect to each Project:

(i)	“Development Budget”, which shall mean the budget which shall be Approved by the Parties of Total Project Costs estimated to be incurred with respect to each Project including, without limitation, that portion of Total Project Costs included in the Pre-Construction Budget;

(ii)	“Operating Budget”, which shall mean the annual budget for each Project which shall be Approved by the Parties, and which shall be comprised of (A) an estimate of all receipts from and expenditures for the ownership, management, maintenance and operation of the Project for such Fiscal Year and (B) an estimate of all capital replacements, substitutions and/or additions to such Project, or any component thereof, which are to be accomplished during such Fiscal Year; and

(iii)	“Pre-Construction Budget”, which shall mean the budget which shall be Approved by the Parties of costs and expenses estimated to be incurred with respect to each Project during the Pre-Construction Period.

Attached hereto as Appendix H are the Development Budgets and Pre-Construction Budgets for Projects 1 and 2.

“Capital Contributions” means the cash contributed by each Party to the Company pursuant to Section 5.2 hereof

“Company” shall mean the corporation formed under the Act pursuant to the terms hereof for the limited purposes and scope set forth herein.

“Common Stock” shall mean the Common Stock of the Company.

“Construction Overages” shall mean the excess costs and expenses Over the Development Budget for a Project.

“Construction Period” shall mean the period commencing upon the earliest to occur of (i) the date of closing of a Third Party Loan in accordance with Section 5.3, (ii) the actual start of construction of the site work or any portion of a Project’s buildings and improvements, or (iii) entry into commitments with third parties for the construction of any portion of a Project’s buildings and improvements, and ending oil the later to occur of (x) the opening for business with the public of any portion of a Project or (y) the Project Completion Date.

“Consulting Fee” shall mean the fee to be paid pursuant to Appendix C attached hereto with respect to consultation services by each Party with respect to each Project.

“Developer” shall mean a Party or an Affiliate of a Party engaged as the Developer of a Project pursuant to a Development Agreement or such other third party as may be agreed to by the Parties. The Developer for Project I will be Mitsubishi and Nissho or an Affiliate thereof.

“Development Agreement” shall mean an agreement in the f0FIll Of Appendix B attached hereto to be entered into by and between the Developer and the Company with respect to the management of the development and construction activities of a Project, it being agreed that the Development Agreement attached hereto as Appendix B shall be entered into with respect to Project 1, with a substantially similar one to be entered into for each other Project.

“Documents” shall have the meaning specified in Section 7. 1.

“Expansion” shall have the meaning as specified in Section 5.8.

“Fair Market Value” shall mean the value to be determined by independent public accountants to be Approved by the Parties, or if they cannot agree within thirty (30) days, by the Independent Accountants, as being fair as the market value, which value could be a negative figure if the Company’s total liabilities exceeded its total assets, as evaluated by them, both in the cases of Total Interest and Project (or assets).

“Final Project Program” shall mean the development of the final project program (which shall include, among other things, the basic terms and conditions for any financing required to complete the development and construction of a Project and evidence reasonably acceptable to the Parties, that such financing can be obtained), site plan and schematic building design and final Development Budget and construction schedule, which shall be prepared at least sixty (60) days prior to the commencement of the Construction Period and shall be Approved by the Parties.

“Fiscal Year” shall mean the twelve (12) month period ending March 31 of each year provided that the first Fiscal Year shall be the period beginning oil the date the Company is formed and ending oil March 31, 2000, and the last Fiscal Year shall be the period beginning on April I of the calendar year in which the final dissolution and liquidation of the Company is completed and ending on the date such final dissolution and liquidation is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the first or final Fiscal Year to reflect that such period is less than a full calendar year period).

“Funding Loan” shall have the meaning specified in Section 5.4(e).

“Funding Party” shall have the meaning specified in Section 5.4(c).

“Guaranties of Loans” means any guaranties given by the Parties in connection with any Third Party Loans.

“Independent Accountants” shall mean Showa Ota Ernst & Young or other accounting firm designated pursuant to this Agreement.

“Initial Percentage Interest” shall mean the ratio of the shareholding in the Company initially owned by each Party as set forth in Section 5.

“Laws” shall mean Japanese national, prefectoral and local statutes, case law, rules, regulations, ordinances, codes, rules and regulations of self-regulatory authorities applicable to any of the Parties or the Company and the like which are in full force and effect from time to time.

“License Agreement” shall mean an agreement in the form of Appendix D attached hereto to be entered into by and between the Company and Chelsea with respect to licensing rights to the Chelsea name for use by the Company.

“Major Decisions” shall have the meaning specified in Section 8.5.

“Management Services Agreement” shall mean an agreement in the form of Appendix E attached hereto to be entered into by and between the Company and Mitsubishi and Nissho with respect to services to be provided by Mitsubishi and Nissho with respect to each Project.

“New Project” shall have the meaning as specified in Section 5.8.

“Non-Funding Party” shall have the meaning specified in Section 5.4(c).

“Objecting Party” shall have the meaning as specified in Section 5.8(a).

“Operating Period” shall mean the period commencing on the later to occur of (i) the opening for business with the public of any portion of a Project and (ii) the Project Completion Date and ending on the date that such Project is no longer open for business.

“Partner Loan” shall have the meaning specified in Section 5.3(a).

“Percentage Interest” shall mean the ratio of shareholding in the Company as set forth under Section 5. 1 (a) and as may be adjusted pursuant thereto or pursuant to Sections 5.8 or 5.9.

“Percentage Interest Adjustment Date” shall mean the date a Party’s share of Capital Contribution is adjusted in accordance with Sections 5.8 or 5.9.

“Person” shall mean an individual, partnership, corporation, trust, unincorporated association, limited liability corporation, joint stock company or other entity or association.

“Pre-Construction Period” shall mean the period commencing upon the date of this Agreement and ending upon the commencement of the Construction Period for a Project.

“Project” shall mean each outlet mail established by the Company in Japan in accordance with the provisions of this Agreement.

“Project 1” shall mean the first phase of the Project to be established by the Company in Gotemba-shi, Shizuoka-Pref, Japan.

“Project 2” shall mean the first phase of the Project to be established by the Company in Rinku, Izumisano-shi, Osaka-Pref, Japan.

“Project Completion Date” shall mean the date upon which a Project has been substantially completed.

“Purchasing Shareholder” shall have the meaning specified in Section 10.5.

“Repaying Party” shall have the meaning specified in Section 5.3(b) (ii).

“Selling Shareholder” shall have the meaning specified in Section 10.6.

“70% Shareholders” shall have the meaning specified in Section 5.8.

“Shareholder” shall mean a Party to this Agreement or an Affiliate of a Party who holds shares of Common Stock of the Company.

“60% Shareholder” shall have the meaning specified in Section 5.8.

“Third Party Loan” shall have the meaning specified in Section 5.3(a).

“Total Interest” of a Party in the Company means the sum of a Party's Capital Contributions and Partner Loans.

“Total Project Costs” shall mean all costs which have been or are estimated to be incurred by the Company with respect to the acquisition, design, development, construction, debt financing, leasing, and completion of a Project, which Total Project Costs (including without limitation tenant allowances) are initially estimated in the Development Budget. Total Project Costs shall include all development, licensing and leasing fees.

“Transfer” shall have the meaning specified in Section 10.1.

“Transferee” shall have the meaning specified in Section 10.2(d).

“Transferor” shall have the meaning specified in Section 10.2(d).

Section 1.2    Other Definitions.

          In addition to the terms defined in Section 1. 1, other terms will have the definitions provided elsewhere in this Agreement.

Section 1.3    Appendices.

          Attached hereto and forming an integral part of this Agreement are various appendices, all of which are incorporated into this Agreement as fully as if the content thereof were set out in full herein at each point of reference thereto, it being understood that such appendices shall be applicable to Project 1, with substantially similar ones to be applicable to each additional Project.

Section 1.4    Party/Shareholder.

          For the purpose of this Agreement, if an Affiliate of a Party holds any Common Stock, such Party shall be deemed as Shareholder unless the context otherwise requires, while such Affiliate shall be also bound by the provisions of this Agreement by virtue of Section 5.2(a) or Section 10.2(d)(i) or otherwise.

ARTICLE 2.
FORMATION: NAME: PLACE OF BUSINESS

Section 2.1    Formation of Company.

          The Parties shall cause the organization, under the Laws of Japan, of a new stock corporation (Kabushiki-Kaisha) to be named “Chelsea Japan Co., Ltd.” in English and in Japanese (the “Company”) as soon as reasonably practicable after the execution of this Agreement. The Articles of Incorporation of the Company shall be in the form of Appendix A attached hereto.

Section 2.2    Place of Business.

          The location of the principal place of business of the Company shall be Chiyoda-ku, Tokyo, Japan, The Parties may hereafter change the principal place of business of the Company to such other place or places within Japan as may be Approved by the Parties. The Parties may establish and maintain such other offices and additional places of business of the Company, within Japan, as they deem appropriate.

ARTICLE 3.
PURPOSES AND POWERS OF COMPANY

Section 3.1    Purposes.

          Subject to the provisions of this Agreement, the purposes of the Company are limited and include only the following: investing in, acquiring, holding, owning, developing, operating, maintaining, improving, leasing, selling as a means of recovering the Parties’ investment and a profit thereon, exchanging and otherwise using any Project, for profit and as an investment, and doing any and all other acts or things which may be incidental or necessary to carry on the business of the Company as herein contemplated.

Section 3.2    Capacity.

          The Company shall have the capacity to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to manage each Project, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as such activities and obligations may be lawfully engaged in or performed by a corporation under the Act.

Section 3.3    Limits of Company.

          (a) The relationship between and among the Parties shall be limited to carrying on the business of the Company in accordance with the terms of this Agreement.

          (b) The Parties shall each devote such time to the Company as is reasonably necessary to carry out the provisions of this Agreement. Each of the Parties understands that the other Parties or their Affiliates may be interested, directly or indirectly, in various other businesses and undertakings not included in the Company. Each Party also understands that the conduct of the business of the Company may involve business dealings with such other businesses or undertakings. The Parties hereby agree that the creation of the Company and the assumption by each of the Parties of their duties hereunder shall be without prejudice to their rights (or the rights of their Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, and except as otherwise expressly agreed in writing by the Parties, each Party waives any rights it might otherwise have to share or participate in such other interests or activities of the other Parties or their Affiliates, subject to the provisions of Section 4.2.

Section 3.4    No Individual Authority.

          No Party shall, without the express, prior written consent of the other Parties, take any action for or oil behalf of or in the name of the Company, or the other Parties, or assume, undertake or enter into any commitment, debt, duty or obligation binding upon the Company, except for (a) actions expressly provided for in this Agreement, (b) actions by any Party within the scope of such authority as may have been granted in this Agreement, and (c) actions Approved by the Parties. Any action taken in violation of the foregoing limitation shall be void. Each Party shall indemnify and hold harmless the other Parties from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, but not limited to, reasonable attorneys’ fees and all court costs) arising directly or indirectly, in whole or in part, out of any breach of the foregoing provisions by such Party. This provision shall survive dissolution of the Company.

Section 3.5    Responsibility of Parties.

          (a) Except as set forth in Section 9.1 herein or for Project costs previously incurred by a Party which are reflected in the Development Budget to the extent permissible under applicable Japanese tax laws, the Company and each Party shall not be responsible or liable for any liability, indebtedness, or other obligation of any other Party incurred prior to, on the date of or after the execution of tills Agreement, except for those which are undertaken or incurred on behalf of the Company after the date of this Agreement under or pursuant to the terms of this Agreement, or Approved by the Parties, and each Party hereby indemnifies and agrees to hold the other Parties and the Company harmless from all such liabilities, obligations and indebtedness.

          (b) Each Party will notify the other Parties as quickly as reasonably possible upon receipt of any notice, (i) of the filing of any action in Law naming the Company or any Party as a party relating in any way to the business of the Company; (ii) of any actions to impose liens of any kind whatsoever or of the imposition of any lien whatsoever against the Company or its assets, including any Project; (iii) of any casualty, damage or injury to persons or property on or related to any Project; or (iv) of the default by the Company of any of its material obligations to creditors or other third parties. Each Party will endeavor to notify the other Parties verbally promptly upon learning of any of the foregoing actions, or the threat thereof, which, in such Party’s judgment, is material to the Company or the other Parties.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 4.1    Representations and Warranties.

          Each of the Parties represents and warrants to the other Parties as follows:

(a) it has been duly organized and is validly existing under the laws of its jurisdiction of formation;

(b) it has full power and authority and has taken all steps necessary to enter Into this Agreement and to perform its obligations hereunder;

(c) this Agreement has been duly executed by it and constitutes its legally valid and binding obligation; and

(d) the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not conflict with any agreement, judgment, order or Law to which it is a party or by which it is bound or require the consent, approval or authorization of any Person.

Section 4.2    Non-Compete.

          Each of the Parties agrees that for a period commencing on the date hereof and terminating two years after the termination of this Agreement, except as set forth in Section 5.8 it shall not directly or indirectly or through any Affiliate, participate or have any interest in, manage, finance, lease, operate, develop or control any outlet centers in Japan, provided, however, that Mitsubishi or Nissho may, from time to time, operate outlet shops as tenants and with the prior approval of Chelsea (which shall not be unreasonably withheld) include a small number of standalone outlet shops in an otherwise full price, discount or power retail center.

Section 4.3    Confidentiality.

          Each of the Parties shall insure that any information regarding the business, assets, Company, Projects, customers, and methods of the other or of the Company which it may learn in the course of negotiations for, or carrying out of, this Agreement is treated by it in strict confidence and shall not make use of or disclose such information, unless such information (a) is known to the Party prior to learning of it from the other, (b) is obtained by such Party from a source other than the other Party which source (i) did not require such Party to hold such secrets or information in confidence and (ii) did not limit or restrict such Party’s use thereof, (c) becomes public knowledge otherwise than through the fault of the Party seeking to use or disclose such knowledge or (d) is required to be disclosed by Law. This provision shall survive termination of this Agreement.

Section 4.4    Governmental Approval.

          Each Party agrees to use its best efforts to obtain from any local, prefectoral and national government in Japan (or any agency thereof) any and all appropriate formal or informal consents, validations, authorizations, licenses and other approvals, if any are required, with respect to this Agreement and the transactions contemplated hereby, including Chelsea’s investment in the Company.

Section 4.5    Establishment of SPC.

          At the request of any of the Parties made at any time, each Party agrees to use its best efforts, at the expense of the Company, to cause (a) the Company to establish a special purpose company (“SPC”) under Law or any other laws the Parties may agree upon and to take all steps necessary to effectuate such establishment as promptly as practicable or (b) each Project after the Project Completion Date of such Project to be transferred to a SPC.

ARTICLE 5.
CAPITAL

Section 5.1    Parties' Percentage Interest.

          (a) Percentage Interest.

          The Initial Percentage Interests of the Parties for purposes of applying the provisions of this Agreement are set forth below:

Party Chelsea Mitsubishi Nissho	Initial Percentage Interests 40% 30% 30%

          The above Initial Percentage Interests are subject to adjustment only by agreement of all the Parties, by two Parties when the other Party shall be a Non-Funding Party or a Breaching Party, or as a result of operation of any provision of this Agreement, including Sections 5.8 or 5.9.

          (b) Initial Authorized Capital.

          The Company shall have a total authorized capital of 19,960 shares of Common Stock upon its incorporation. All the shares of Common Stock of the Company shall be equal and alike in all respects, each of which will have a face value of yen 50,000 per share, and the holders thereof shall be entitled to identical rights and privileges including, without limitation, identical rights and privileges with respect to dividends, voting power and distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 5.2   Capital Contributions Upon Incorporation.

(a) During the course of incorporation of the Company, Chelsea shall subscribe for 1,996 shares of Common Stock of the Company and Chelsea shall contribute yen 199,600,000 to the Company.

(b) During the course of incorporation of the Company, Mitsubishi shall subscribe for 1,497 shares of Common Stock of the Company and Mitsubishi shall contribute yen 149,700,000 to the Company.

(c) During the course of incorporation of the Company, Nissho shall subscribe for 1,497 shares Of Common Stock of the Company and Nissho shall contribute yen 149,700,000 to the Company.

(d) Of the total capital contributions in the amount of yen 499,000,000 (“Capital Contributions”), one half (i.e. yen 249,500,000) set forth in (a) through (c) above shall be treated as capital reserve of the Company and the remaining half (i.e. yen 249,500,000) shall comprise the paid-in capital upon the incorporation of the Company. In order to insure that the Company will have the yen 499,000,000 upon completion of its incorporation, each Party shall wire transfer to an account established for the benefit of the Company as soon as the incorporator(s) of the Company so request(s) the amount required to be contributed by it pursuant to Section 5.2(a), (b) or (c) hereof, provided, however, that such request must be made as soon as practicable under Law.

Section 5.3   Additional Funding.

(a) General Financing Policy. The Capital Contributions as set forth in Section 5.2 shall consist of all the capital contributions to be made to the Company by the Parties, and any additional funding to the Company shall take the form of loans. Throughout various phases of a Project (i.e., throughout Pre-Construction Period, Construction Period and Operating Period), it is the intention of the Parties that each Party would fund pro rata in accordance with its Percentage Interest any funding required by the Company. Each Party has the right, but not the obligation, to bring to the other Parties proposals of a loan from a third party, including but not limited to a commercial bank, public financing organization or any other financial source than the Parties and their Affiliates (the “Third Party Loan”), without or with Guaranties of Loans. Any Third Party Loan shall be subject to Approval of the Parties. In the event any such Third Party Loan proceeds are less than the budgeted amount in the concerned Budget Approved by the Parties, the Parties shall fund the shortfall by making loans from each such Party or its Affiliate (the “Partner Loan”) to the Company pro rata in accordance with their respective Percentage Interest, such Partner Loan to be on the terms and provisions contained in Appendix G attached hereto.

(b) Funding Pursuant to Budgets/Approval of Parties, Guaranties of Loan.

(i) Pursuant to Sections 8.5 and 8.7 hereof and the preceding paragraph of this Section, the Parties will review and approve Budgets for each Project and for the Company. During the course of establishing the Budgets, the Parties shall discuss and determine, among other matters, the source and method of funding and schedule of funding to be made by the Parties. The Parties shall use reasonable efforts to seek funding for the Projects which would be non-recourse to the Parties. Beyond the Capital Contributions, the Parties will make loans or guaranty indebtedness as necessary to fund the Company in accordance with a Budget Approved by the Parties as hereinafter set forth. Such funding shall be made in such methods, amount and at such times as Approved by the Parties in accordance with the Budgets. Unless otherwise agreed to by all the Parties, the obligation of the Parties to give funding shall be several in accordance with their Percentage Interests.

(ii) To the extent that Guaranties of Loans are required in connection with any Third Party Loan which has been Approved by the Parties, each of the Parties shall be obligated to provide such Guaranties of Loans on a several basis or if and to the extent the applicable lender specifically so requests oil a joint and several basis, in accordance with their respective Percentage Interests and pursuant to the requirements of the applicable lender. Should any such obligations be subject to a joint and several guarantee by the Parties or their Affiliates in connection with the construction financing for the Project or otherwise (it being agreed that no Party shall be required to provide a joint and several guaranty without its prior approval), the Parties shall each agree to indemnify and hold the other Parties and their Affiliates harmless from and against ally loss, cost, claim, damage or expense thereunder (including reasonable attorneys’ fees) in excess of their pro rata share of the costs so guaranteed and incurred, and, if any Party (the “Repaying Party”), as a joint and several guarantor, repays the loan in excess of its pro rata share the other Parties shall refund to the Repaying Party their respective shares in such excessive amount. Upon the request of any of the Parties, the Parties shall enter into a written agreement setting forth the details of the legal relationship among the Parties in any case the joint and several guarantee shall be required.

Section 5.4    Calls for Partner Loan.

(a) General. If the Parties are required to give a Partner Loan to the Company pursuant to a Budget Approved by the Parties or any other specific Approval by the Parties, the Parties shall make the required funding in cash in accordance with the provisions herein and in the same percentages as their respective Percentage Interests and in such amounts which are sufficient to provide such funds.

(b) Notice. If Partner Loans are required to be made pursuant to a Budget Approved by the Parties or any other specific Approval by the Parties, notice shall be given by the Company to each Party in the manner provided in Section 12.2. Such notice shall specify in reasonable detail the amount, purpose and due date of ally such loan funding. Within twenty (20) days (time being of the essence) after the receipt of such notice, each Party shall be required to deposit, by wire transfer of immediately available funds into the Company's bank account, the Partner Loan specified in the notice. If any Party fails to deposit the required Partner Loan within such time period, such Party shall be required to pay the Company a late charge of a rate equal to the short-term prime rate of The Bank of Tokyo-Mitsubishi plus six percentage points per annum until the Partner Loan shall have been fully deposited or until the Funding Loan shall have been made, as the case may be.

(c) Failure to Make Required Partner Loan. If a Party fails to make the required Partner Loan in accordance with the relevant Budget or any other specific Approval of the Parties, and such failure continues for a period of thirty (30) days, such Party shall be considered to be a "Non-Funding Party", and any other Party if it has funded its pro rata share of the required Partner Loan (the "Funding Party") shall have the right but not the obligation pro rata in accordance with its Percentage Interest (or as agreed to by the Funding Parties): (i) to fund the Non-Funding Party's share of such Partner Loan as set forth in Section 5.4(d)-, or (ii) to advance to the Company the funds required from the Non-Funding Party as a loan to the Non-Funding Party as set forth in Section 5.4(e), in addition to any other remedies granted under Section 11. 1 (C) OF elsewhere of this Agreement. The Non-Funding Party shall suffer from the penalties as set forth under Section 5.5.

(d) Additional Funding by Funding Parties. The Funding Parties shall have the right but not the obligation at any time while a Non-Funding Party's failure is continuing to fund, in the form of a Partner Loan, the Non-Funding Party's share of such Partner Loan pro rata in accordance with their Percentage Interests (or as agreed to by the Funding Parties).

(e) Funding Loan.

(i) The Funding Party shall have the right but not the obligation, at any time while the Non-Funding Party's failure is continuing, to advance directly to the Company the funds required from the Non-Funding Party as a loan (the "Funding Loan") to the Non-Funding Party. If and when a Funding Loan is made, the Non-Funding Party shall be deemed to have waived the right to make the requested funding to the Company as of the date of such Funding Loan. Such Funding Loan shall bear interest, compounded annually, at a rate equal to the short-term prime rate of The Bank of Tokyo-Mitsubishi plus six (6) percentage points per annum. Funding Loans (including accrued interest thereon) may be prepaid by the Non-Funding Party at any time after the date the Funding Loan is made. If not repaid by the Non-Funding Party, the Funding Loan shall be repaid pursuant to Section 5.4(f) or other applicable provisions of this Agreement, but otherwise shall be and remain a recourse obligation of the Non-Funding Party.

(ii) If as of the date which is one hundred eighty (180) days after the making of a Funding Loan, such Funding Loan (including accrued interest thereon) shall not have been repaid in full by the Non-Funding Party, the Funding Party shall have the right but not the obligation at any time while such Funding Loan remains outstanding to elect that the Non-Funding Party shall suffer from the penalties set forth under Section 5.5 below.

(f) Repayment through Distribution. A Funding Loan (including accrued interest thereon) shall be repaid on a first priority basis out of any subsequent distributions or dividends or interest payments and repayments of Partner Loans to which the Non-Funding Party for whose account the Funding Loan was made would otherwise be entitled in accordance with this Agreement, which amounts shall be applied by the Company on behalf of the Non-Funding Party first to accrued interest and then to principal, until the Funding Loan is paid in full. Each Non-Funding Party irrevocably assigns its rights to dividends and distributions of the Common Stock as well as interest payments and repayments of Partner Loans from the Company to the Funding Party for the purpose of effectuating this repayment. Repayment of any Party's Funding Loan shall also be secured by the Non-Funding Party's Common Stock and Partner Loans in the Company, and the Non-Funding Party hereby grants a security interest in such Common Stock and Partner Loans and all dividends, distributions, interest payments and repayments related thereto to the Funding Party who has advanced such Funding Loan and hereby irrevocably appoints each Funding Party, and any of its agents, officers or employees, as its attorney-in-fact, such appointment being coupled with an authority, to execute, acknowledge and deliver ally documents, instruments and agreements including, but not limited to, ally note evidencing the Funding Loan.

(g) Continuing the Company without Funding. Notwithstanding anything to the contrary set forth elsewhere in this Agreement, the Funding Parties shall have the right to revise the applicable Budget and operate the Company and the concerned Project in accordance with the funds available to the Company without making additional funding.

Section 5.5   Penalties to Non-Funding Party.

          Notwithstanding any other provision of this Agreement to the contrary, including without limitation Article 8 hereof, a Non-Funding Party shall suffer from the penalties set forth below; provided, however, that in the case where a Funding Loan is made pursuant to Section 5.4(e)(i) above, this provision shall apply when and only when the Funding Party shall have exercised the right granted under Section 5.4(e)(ii).

(a) Forfeiture of Managing Rights. A Non-Funding Party shall thereafter have no further approval rights, right to make decisions in the Company or right to receive payments under the agreements set forth in Appendices B, C, D, E or F to which it is a party-, provided, however that the Company shall have the continued right to use the Non-Funding Party’s name in its operations until such funding default has been cured. Without limitation of the foregoing, in such event (i) the Funding Party shall have the right to apply all fees payable to the Non-Funding Party or its Affiliate in accordance with this Agreement to any amounts owed by the Non-Funding Party and (ii) ally directors designated by a Non-Funding Party shall resign as directors and shall not have any further authority to function as directors of the Company.

(b) Forfeiture of Capital Contribution and Make Up of Company’s Deficits. All Capital Contributions made by the Non-Funding Party shall be forfeited and the Non-Funding Party shall no longer have any interest in the Company. Upon such event, if the Company’s total liabilities exceeded its total assets oil a Fair Market Value basis, the Non-Funding Party is required to pay to the Funding Parties the difference between the Company’s total liabilities and total assets pro rata in accordance with the Non-Funding Party’s Percentage Interest.

(c) Continuation of Guaranties of Loans. If the Non-Funding Party has given any Guaranties of Loans on behalf of the Company, such Guaranties of Loans shall continue to be effective in accordance with their terms.

(d) Subordination of Partner Low.

(i) If the Company is dissolved pursuant to Section 11. 1 (a), a Non-Funding Party’s outstanding Partner Loans, if any, shall become subordinate to the other Parties’ Partner Loans, and shall not be repaid by the Company until and unless the other Parties’ Partner Loans shall have been fully repaid.

(ii) If the Company is not dissolved, then the due date of such Partner Loan shall be extended so that such Partner Loan will become due on the fifth anniversary of the date on which the Non-Funding Party has become a Non-Funding Party. The Non-Funding Party’s Partner Loan shall not accrue any interest for said five year period, and upon the expiration of said five year period, shall become payable and accrue interest at a rate equivalent to 12 month Yen LIBOR minus 100 basis points (but not less than zero), but shall be subordinate to the other Partner Loans. The Company shall be entitled to prepay the Non-Funding Party’s Partner Loan at any time, but shall in no way be required to repay the Non-Funding Party’s Partner Loan until and unless the other Parties’ Partner Loans shall have been fully repaid and the Company’s cash flow may allow repayment of Non-Funding Party’s Partner Loan.

Section 5.6   No Interest on Capital.

          Interest earned oil Company funds shall inure solely to the benefit of the Company, and except as specifically provided hereinabove, no interest shall be paid upon any contributions or advances to the capital of the Company nor upon any undistributed or reinvested income or profits of the Company.

Section 5.7   Limit on Contributions and Obligations of Parties.

          Except as expressly provided in this Article 5, the Parties shall have no liability or obligation to the Company or to the other Parties (i) to make additional Capital Contributions to the Company, (ii) to make any Partner Loans to the Company or (iii) to make Guaranties of Loans. Each Party shall be personally liable to the other Parties (but not to any third parties) for its pro rata share of the liabilities of the Company (such share to be determined as of the time the liabilities are incurred) based on its Initial Percentage Interest in the Company.

Section 5.8   Expansions or New Projects.

          (a)    Notwithstanding anything to the contrary contained herein, if a new Project (the “New Project”) is proposed to the Company or if any expansion of an existing Project is proposed (the “Expansion”) and the Approval of the Parties is not obtained for the New Project or Expansion due to all objection by one Party (the “Objecting Party”) oil or prior to either (x) approval of commencement of feasibility study for the New Project or Expansion or (y) the vote to approve the New Project or Expansion, then the Parties owning 70% or more of the Percentage Interests (the “70% Shareholders”) shall have the right but not the obligation to proceed with the Expansion or the New Project. If the 70% Shareholders so proceed with a New Project, the New Project shall be done by a new separate company formed by the 70% Shareholders. The Objecting Party shall have no right or interest in or to said new separate company established by the 70% Shareholders or the business thereof.

          (b) (i) If the 70% Shareholders request that any existing Project that is the subject of Expansion be transferred to their separate company, the Company shall be required to transfer the Project to such separate company without delay at the Fair Market Value of such Project.

                     (ii)    If the 70% Shareholders proceed with an Expansion within the Company, the Percentage Interest in the Company of the Objecting Party shall be reduced based on the total yen amount of the Total Interest plus amount of Guaranties of Loans made by such Party as compared with the total yen amount of the Total Interests and Guaranties of Loans of all the Parties- The Objecting Party’s Percentage Interest shall be reduced upon opening of the Expansion, and the 70% Shareholders Percentage Interest shall be increased, to reflect each Party’s percentage of the Total Interest plus amount of Guaranties of Loans made by all Parties as of the opening of the Expansion. The Adjusted Percentage Interests of the Parties shall be expressed in terms of a decimal rounded to the nearest fourth digit. If there is any adjustment of the Percentage Interest of the Parties, any Party whose interest has been adjusted downward shall cause a sufficient number of its shares of Common Stock of the Company to be delivered or transferred, without any compensation by any Party, to the Parties whose interests have been adjusted upward to reflect the Adjusted Percentage Interest. Examples of these adjustments are attached hereto as Appendix I.

          (c)    The new company to be incorporated by the 70% Shareholders to proceed with the New Project or Expansion shall be permitted or granted by the 70% Shareholders the privileges, rights or advantages the same as or identical to those granted to the Company hereunder, including but not limited to the right to use relevant trademarks, without any compensation to the Company, and the Company and the Objecting Shareholder hereby waive any and all rights and objections against the new company.

          (d)    In the event that the Objecting Party shall fall to approve another New Project or Expansion despite approval of the 70% Shareholders, the 70% Shareholders shall have the right but not the obligation, exercisable within six (6) months of such event, to purchase the Total Interest of such Party at the Fair Market Value of such Party’s Total Interest. The closing of such purchase and sale shall take place at the office where the principal place of business of the Company is located oil the tenth business day in Tokyo, Japan after the exercise of said right, unless the Parties agree to a different mutually acceptable date. The form and substance of the closing documents shall be reasonably satisfactory to each of the 70% Shareholders. The purchase price shall be payable by wire transfer of immediately available funds to an account designated by the Objecting Party, against delivery of all the closing documents; provided, however that if the purchase price is a negative figure, the Objecting Party shall pay the 70% Shareholders a sum equal to such negative figure. The instruments and documents shall be legally sufficient to convey all of the Objecting Party’s Total Interest in the Company (and the Project) to the 70% Shareholders (or its nominee or designee), free and clear of all security interests, liens, charges and encumbrances.

          (e)    With respect to the Project which is the subject of Expansion, an Objecting Party shall not have ally further approval rights (including under Section 8.5), rights to make decisions, role in such Project or right to receive payments under the agreements set forth in Appendices B, C, D, E or F to which it is a party with respect to such Project or Expansion.

Section 5.9   Construction Overages, Improvements or Renovations.

          (a)    Notwithstanding anything to the contrary contained herein, if (i) a Construction Overage is incurred, (ii) all operating shortfall occurs or (iii) renovations or improvements to a Project are proposed and the Approval of the Parties is not obtained for ally of these due to an objection by one Party, the Parties owning 60% or more of the Percentage Interests (the “60% Shareholders”) shall have the right but not the obligation to fund the Construction Overage or shortfall or proceed with the renovation or improvements.

          (b)    If the 60% Shareholders so proceed, the Percentage Interest or the Party who did not so approve shall be reduced based oil the total yen amount of the Total Interest plus amount of Guaranties of Loans made by such Party as compared with the total yen amount of the Total Interests and Guaranties of Loans of all the Parties. Such Party’s Percentage Interest shall be reduced and the 60% Shareholders Percentage Interest shall be increased, to reflect each Party’s percentage of the Total Interest plus amount of Guaranties of Loans made by all the Parties as of the Percentage Interest Adjustment Date. The Adjusted Percentage Interests of the Parties shall be expressed in terms of a decimal Founded to the nearest fourth digit. If there is ally adjustment of the Percentage Interest of the Parties, ally Party whose interest has been adjusted downward shall cause a sufficient number of its shares of Common Stock of the Company to be delivered OF transferred, without any compensation by any Party, to the Parties whose interests have been adjusted upward to reflect the Adjusted Percentage Interest.

ARTICLE 6.
DIVIDENDS

Section 6.1   Dividends and Distribution.

          All dividends and distributions made by the Company with respect to Capital Contributions and all repayments of Partner Loans shall be made in accordance with the Percentage Interests of the Parties and shall be declared or made upon the Approval by the Parties. It is the intent of the Parties, to the extent feasible under Law, accounting regulations and good business practice, to distribute available cash to the Shareholders at the earliest possible dates in order to minimize the currency exchange risk to Chelsea.

ARTICLE 7.
COMPANY BOOKS, ACCOUNTING/FINANCIAL STATEMENTS

Section 7.1   Books and Record.

          The Company shall keep books and records at the Company’s principal place of business which are usually maintained by persons engaged in similar businesses, in form and substance Approved by the Parties and setting forth a true, accurate and complete account of the Company’s business and affairs including a fair presentation of all income, expenditures, assets and liabilities thereof Such books and records shall be maintained, and its income, gain, losses and deductions shall be determined and accounted for oil the accrual basis in accordance with generally accepted accounting principles consistently applied in Japan. Each Party and its authorized representatives shall have the right at all reasonable times to have access to, inspect, audit and copy the Company’s books, records, files, employment records, bank statements, bank deposit slips, bank reconciliation’s, cash receipts and disbursement records, and other documents (the “Documents”). Each Party and its authorized representatives shall also have the right, in connection with an examination and audit of the Documents, to question during normal business hours the employees, if any, of the Company and to question any other Person and the employees of such other Person having custody or control of any Documents, or responsibility for preparing the same.

Section 7.2   Tax Returns.

          The Independent Accountants shall either prepare or review and sign, as requested by the Company, the tax returns of the Company, and the Company shall use its reasonable efforts to cause the Independent Accountants to either prepare or review and sign such tax returns and cause such tax returns to be filed on a timely basis with the appropriate governmental authorities.

Section 7.3   Report.

(a) During the Construction Period, the Company shall prepare within twenty (20) calendar days of each calendar month end, a report analyzing and comparing budgeted and actual costs and budgeted and anticipated costs to complete construction of the Project and shall present monthly via telephone conference call or personally, a “forecast to complete” update. Monthly reporting will also include an amended Development Budget incorporating any change orders or Construction Overages authorized by the Parties in Sections 5.9(a) and 8.4(a) and any line item revisions to the Development Budget. The Company shall also prepare such financial reports as may be reasonably required from time to time by the Parties.

(b) During the Operating Period for each Project, the Company shall cause to be prepared and sent to each Party, the following unaudited statements and reports for the Company and for each Project:

(i) within fifteen (15) calendar days after the last day of each calendar month, a statement of income and expense (x) showing the actual results of the operations for the calendar month then ended and cumulatively to date for the then elapsed portion of the current Fiscal Year, (y) comparing oil ail itemized basis, all costs and expenses incurred during such month and for such Fiscal Year with the Budgets for such month and such Fiscal Year, with a narrative explanation of any variations to such Budgets and (z) commencing with the beginning of the Company's or Project's next Fiscal Year, comparing such costs and expenses with those for the prior Fiscal Year;

(ii) within fifteen (15) calendar days after the last day of each calendar month, a balance sheet showing the financial position of the Company as of such last day;

(iii) within fifteen (15) calendar days after the last day of each calendar month, (x) monthly tenant sales reports for such month and (y) lease status report at the end of such month; and

(iv) such other reports as any Party may reasonably request from time to time.

(b) Each monthly report furnished to the Parties by the Company shall also state, to the best knowledge of the Company, whether any default exists with respect to any material obligation of the Company and whether any material litigation is pending against the Company or any Project. The Company shall, upon obtaining knowledge of the occurrence of any event which, if not cured or resolved, would be required by the preceding sentence to be described in the next monthly report to be furnished pursuant to Section 7.3, promptly notify each Party of such occurrence.

Section 7.4   Audits.

          After the end of each Fiscal Year the Company shall cause all audit to be made by the Independent Accountants covering the assets, liabilities and net worth of the Company and its operations during such Fiscal Year, and all other matters customarily included in such audits. By May 31 of each Fiscal Year, the Company shall deliver, or cause to be delivered to each Party the following financial statements with respect to the Company: a balance sheet and statements of income and expense and cash flow of the Company, and the shareholder equity as of the end of and for the prior Fiscal Year, together with the report of the Independent Accountants covering the results of such audit and certifying such financial statements as having been prepared in accordance with generally accepted accounting principles consistently applied ill Japan. In addition, the Independent Accountant shall deliver to the Board of Directors a management report letter identifying any deficiencies, inconsistencies or problems in the Company’s system of internal controls.

Section 7.5   Bank Accounts.

          All funds of the Company shall be deposited in its name in an account or accounts maintained with a financial institution Approved by the Parties. Funds of the Company shall not be commingled with funds of any other Person. Checks or promissory notes shall be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by any duly authorized officer or representative of the Company; provided, however, that funds shall only be spent pursuant to applicable Budgets which have been Approved by the Parties or otherwise pursuant to Section 8.4 or 8.7(b)(iii).

ARTICLE 8.
MANAGEMENT OF THE COMPANY

Section 8.1   Board of Directors.

          (a)    General. The Company shall be managed by its Board of Directors. The Shareholders shall vote their shares of Common Stock of the Company and use their best efforts to cause the Board of Directors to consist of nine (9) individuals, three (3) of whom shall be designated by Chelsea, three (3) of whom shall be designated by Mitsubishi and three (3) of whom shall be designated by Nissho. Each of the Parties agrees to vote its shares of Common Stock of the Company in favor of the nominees of the other Parties. In the event that a Party shall wish to remove a director who was nominated by that Party, the other Parties shall vote their shares in favor of such removal. In the event a director nominated by a Party shall cease to be a director for any reason, the other Parties shall vote their shares in favor of the individual whom that Party shall nominate to fill such vacant position. The directors of the Company shall not receive any compensation for their services as directors.

          (b)    Meetings. Regular meetings of the Board of Directors shall be held at the Company’s principal place or business or at such other place as shall be Approved by the Parties and at intervals as may be Approved by the Parties, such intervals to be in all cases less than three months. Dates, times and places of such regular meetings shall be Approved by the Parties. Any Representative Director may call a meeting of the Board of Directors; provided, however, that at least 15 days notice is given of any meeting. The presence in person of a director nominated by each Party shall be required to constitute a quorum for the transaction of business and, subject to the provisions of Section 8.5, may take action only by the affirmative vote of a majority of the directors present at a meeting. If requested by Chelsea, meetings of the Board of Directors may be by video conferencing whereby each director may see and hear each other director.

          (c)    Statutory Audit. The Company shall have at least one statutory auditor. The statutory auditor of the Company shall not receive any compensation for their services as statutory auditor.

Section 8.2   Shareholders.

          Action by the Shareholders of the Company shall be taken as provided by Law or by the Company’s Articles of Incorporation. The presence in person or by proxy of a representative of each Party shall be required to constitute a quorum for the transaction of business at any meeting of Shareholders and any action required to be taken by the Shareholders may only be taken i Shareholders owning 70% or more of the Common Stock shall have approved such actions. The approval of Shareholders of the Company shall be required to amend the Company’s’ Articles of Incorporation. The first general meeting of Shareholders will be held within three months after the end of the first Fiscal Year of the Company. The Company shall give notice thereof at least 30 days prior to the day of the meeting. At the meeting all Shareholders may act by proxy.

Section 8.3   The Officers.

          (a)    Officers. The officers shall be appointed by the Board of Directors. The initial officers of the Company shall consist of the following persons:

Title Chairman President Senior Managing Director	Name Chelsea designee Designee of another Party Designee of another Party

          Each party shall use its best efforts to cause its nominees for Directors to vote to elect the Company officers. The Directors may appoint such other officers as they may determine. The President shall have general powers and duties of supervision and direction of the business and employees of the Company. Each of the Chairman, President and Senior Managing Director shall be a Representative Director of the Company. The Chairman, if present, shall preside at all meetings of the Board of Directors and shareholders, otherwise, the President, if present, shall preside.

          (b)    Subject to the provisions of Sections 8.4 and 8.5 hereof, the business and affairs of the Company shall be managed by its officers. The Officers may delegate their functions to other employees and representatives of the Company.

Section 8.4   Authorization for Expenditures.

          (a)    During the Construction Period, the Company shall review the applications for payment submitted by the general contractor, confirm that all applications for payment are in the form required by the construction contract, and advise the architect and/or engineer (based solely oil the Company’s observations and best judgment based on its review of submitted documentation and on-site inspections) as to the amount of work the Company believes is complete and for which the general contractor is due payment. The Company shall have the right, without obtaining the Approval of the Parties, to approve change order which, in the opinion of the general contractor, are required to avoid an imminent risk of injury or death to persons or damage to property and change orders which do not constitute a Material Change Order. The Company shall obtain prior Approval of the Parties; (i) if the aggregate total of change orders is less than or equal to 60 million yen, then as to any single change order the amount of which shall be greater than or equal to the greater of (a) 10% of any line item total of the Development Budget that the change order affects and (b) 12 million yen; and (ii) if the aggregate total of change orders exceeds 60 million yen, then as to all such change orders (hereinafter any of the change orders for which the Approval of the Parties is required is referred to as a “Material Change Order”).

          (b)    During the Operating Period, except for expenditures made and obligations incurred pursuant to a Budget, as revised or exceeded pursuant to Section 5.4(g) or 8.7(b)(iii), or pursuant to Section 5.9, the Company shall not make any expenditure or incur any obligation unless previously approved as provided herein, provided that the Company shall have the right, without such approval, to make expenditures and incur obligations not authorized by a Budget (i) to the extent necessary to pay utilities, taxes, and insurance premiums to the extent such charges exceed the amounts budgeted therefor in the applicable Budget, (ii) to pay for other non-capital expenditures in an amount up to 10% or cumulative expenditures of 6 million yen (whichever is less) in excess of the amount authorized for each Project under the applicable Budget for such expenditures, (iii) to pay for annual capital expenditures for each Project of up to 12 million yen in the aggregate for items not contemplated in, or in excess of amounts reserved for certain line items in, the applicable Budget or (iv) to take such actions and make such emergency expenditures as it, in its reasonable judgment, deems necessary for the protection of life or health or the preservation of Company assets if, under the circumstances, in the good faith estimation of the Company, there is insufficient time to allow the Company to obtain the necessary approval of such action, a good faith attempt has been made to contact the other Parties and any delay would materially increase the risk to life or health or materially increase the magnitude or likelihood of property damage or other potential loss involved; provided, however, that the Company shall notify the other Parties of such action contemporaneously therewith or as soon as reasonably practicable thereafter. In any event, the Company shall not expend more than the amount the Company in good faith believes to be the fair and reasonable market value at the time and place of contracting for any goods purchased or services engaged oil behalf of the Company and shall, upon request, provide the other Parties with reasonable documentation evidencing such expenditures.

Section 8.5  Major Decisions.

          All Major Decisions with respect to the Company’s business and operations shall require the Approval of the Parties. As used herein, the term “Major Decisions” shall mean the following decisions regarding the acquisition, development, ownership, management, leasing and operation of a Project, except those matters expressly delegated to the Developer and/or its Affiliate pursuant to the terms of this Agreement or the Development Agreement. Accordingly, if a decision is identified as a Major Decision, no Party shall have the right or the power to make any commitment or engage in any undertaking on behalf of the Company with respect to a Major Decision unless and until the same has been Approved by the Parties. The Parties hereby approve Project I and Project 2 in accordance with the Budgets set forth oil Appendices H I and H2, respectively. Without the Approval of the Parties, no Party shall cause the Company to:

(a) With respect to a New Project, commit to acquire or lease any real property or interest in any real property or to initiate or pursue any New Project;

          (b)  Approve commencement of a feasibility study for a New Project, construction of a New Project and construction schedule for such Project, and approve any Budget or any amendment or supplement thereto prepared by the Company;

(c) Enter into any transaction or agreement with any Affiliate of the Parties except the Development Agreement, as provided in any approved Budget or as otherwise provided in this Agreement;

(d) Incur any expenses on behalf of the Company not specifically authorized in this Agreement or in any approved Budget;

(e) Sell all or any part of a Project, except as specifically authorized by this Agreement;

(f) Partition any of the assets of the Company;

          (g)   Admit any additional or substitute Party to the Company (including the case of approving transfer by a Party of the Common Stock), issue any additional shares of Common Stock of the Company or decrease the capital of the Company;

(h) Except as specifically authorized by this Agreement, select any successor Developer;

(i) Amend or terminate the Development Agreement, except as expressly authorized in this Agreement;

          (j)  With respect to a New Project, approve (i) the site plan and/or schematic building drawings for a New Project which shall be submitted by the Company to the Parties as part of the Final Project Program; or (ii) the design development drawings for a New Project;

(k) File a petition in bankruptcy, composition, corporate arrangement, special liquidation, corporate reorganization or other similar proceedings, or all assignment for the benefit of creditors;

(1) Settle a condemnation case or insured casualty loss involving more than 120 million yen and/or decide to reconstruct a Project in such case;

(m) Select or terminate any Independent Accountant for the Company; or

(n) Commence a lawsuit or arbitration by the Company against a third party or settle any lawsuit or arbitration filed against the Company.

Section 8.6  Authorized Acts.

          No Party shall be liable to the Company or to any other Party for any act performed, or omitted to be performed, by it in the conduct of its duties as a Party, if such act or omission is within the scope of authority of such Party hereunder and if such act or omission is not performed or made fraudulently or in bad faith. The Company shall indemnify and save harmless each Party from all personal liability, loss, cost, expense or damage incurred or sustained by reason of any act performed, or omitted to be performed, by it in the permitted conduct of its duties hereunder except for acts or omissions done or made fraudulently or in bad faith. Such indemnity, or the denial thereof, shall not be construed to limit or diminish the coverage of any Party under any insurance effected or maintained by the Company.

Section 8.7  Budgets.

          (a) The Company shall, by Approval of the Parties, establish a Company Budget and a Pre-Construction Budget and a Development Budget for each Project, which Budgets the Parties acknowledge are subject to change only as Approved by the Parties. The Development Budget is intended to cover all expenditures of a Project through the completion of construction of such Project, including, without limitation, those expenditures included in a Pre-Construction Budget for such Project. No later than sixty (60) calendar days prior to the Project Completion Date, the Company shall submit to the Parties a proposed Operating Budget for the then remaining Fiscal Year covering anticipated expenses of the Company in owning, operating and maintaining such Project. No later than sixty (60) days prior to the commencement of each Fiscal Year the Company shall submit to the Parties a proposed Operating Budget for such Fiscal Year for such Project.

          (b) After submission of the proposed Operating Budgets to the Parties, the following procedures shall be followed in adopting such Operating Budgets:

          (i)  Within twenty (20) calendar days after the proposed Operating Budgets are submitted to the Parties, the Parties shall either approve each such proposed Operating Budget or notify the Company of any proposed revisions therein that they deem necessary. If the Parties fail to approve or reject any proposed Operating Budget or to make proposed revisions thereto within twenty (20) calendar days after it is submitted to the Parties, such proposed Operating Budget shall be deemed approved and shall thereafter constitute the “Operating Budget” for the Fiscal Year in question for all purposes hereof Any objections to the proposed Operating Budget must be made on a line item basis, and any line items not objected to shall be deemed Approved by the Parties.

          (ii)  If the Parties approve a proposed Operating Budget, or the Parties agree oil proposed revisions thereto, such proposed Operating Budget, and revisions if any, shall be deemed Approved by the Parties and shall be deemed thereafter to constitute the “Operating Budget” for the Fiscal Year in question for all purposes hereof.

          (iii)  If any Party makes any objection to any proposed revisions to any proposed Operating Budget, the Parties shall cooperate with each other to resolve any questions with respect to such proposed revisions and shall use their best efforts to agree upon such Operating Budget for the Fiscal Year in question prior to the beginning of the Fiscal Year to which such Operating Budget relates. If the Parties fail to agree upon an Operating Budget for any Fiscal Year prior to the commencement thereof, then, pending final resolution of any dispute in the manner provided herein, the Company shall continue to manage, maintain, supervise, direct, and operate the activities for which such Operating Budget was proposed until a new Operating Budget is approved in accordance with the lesser of (x) the approved Operating Budget, if any, for the previous Fiscal Year or (y) the proposed Operating Budget; except that the Company shall be authorized during any interim period to pay related expenses which reasonably exceed the prior year’s budgeted amounts for interest payments, taxes, utility charges, insurance and other items not within the reasonable control of the Company as well as for increases in contract services and personnel costs to the extent required to maintain the same level of service provided during the previous Fiscal Year.

          (c) The Company may from time to time submit to the Parties revisions to an approved Operating Budget for their approval. The Parties shall promptly reject or approve the same or make such changes to the proposal as they may deem reasonably necessary and proper within the time frame contemplated by subparagraph (b) hereof If the Parties fail to approve or reject any proposed revisions or to suggest additional modifications thereto within twenty (20) calendar days after submittal to the Parties, then such revisions shall be deemed Approved by the Parties. The proposal, as finally approved or changed by the Parties, shall be incorporated into and become part of such Budget for the remaining period of the Fiscal Year in question.

Section 8.8  Developer and Development Agreement.

          Unless the Parties otherwise agree, it is intended that a Developer will be appointed for each Project. Mitsubishi and Nissho shall be the Developer of Project I and the Parties presently intend to appoint Mitsubishi and Nissho as the Developer of other Projects. If an Affiliate of a Party or a Party is to render services to the Company in connection with the initial development or redevelopment of a Project, then the Parties shall, by Approval of the Parties, approve a Development Agreement with such Affiliate or Party who shall be designated as the “Developer” thereunder.

Section 8.9  Fees and Expense Reimbursements for Parties.

          While it is contemplated that the Company shall be primarily responsible for implementing the decisions of the Parties and carrying out their directives with respect to the acquisition, development, construction, leasing and management of each Project, the Parties acknowledge that they or their Affiliates will both render valuable services to the Company in connection with a Project. The Parties, or such Affiliates, shall be compensated for such services in the form of fees, cost recoveries, expense reimbursements or other means in amounts and upon such other terms and conditions as are set forth in the Development Budget and the Operating Budgets Approved by the Parties, and subject to Section 9.1 hereof

ARTICLE 9.
COMPENSATION, REIMBURSEMENTS. CONTRACTS WITH AFFILIATES

Section 9.1  Compensation Reimbursement.

          (a)  Compensation.  Except as may be expressly provided for in this Section 9.1 or in the agreements referred to in Section 9.2, or in another written agreement Approved by the Parties, no payment will be made by the Company to any Party for the services of such Party or any Party’s shareholders, directors or employees, or Affiliate of such Party.

          (b)  Reimbursements.

          (i)  Subject to the provisions of this Agreement, each of the Parties shall be reimbursed promptly by the Company for all reasonable out-of-pocket costs and expenses incurred by each oil behalf of the Company in accordance with Budgets which have been Approved by the Parties so long as such costs and expenses are not intended to be paid for from fees otherwise payable to such Party or its Affiliates as set forth in the Development Agreement. Each Party shall also be reimbursed for traveling expenses expended by such Party oil behalf of the Company; provided, however, that such amount will not exceed the yen equivalent of US $125,000 for Chelsea per Fiscal Year and 15 million Yen for each of Mitsubishi and Nissho per Fiscal Year. To the extent permissible under applicable Japanese tax Laws, all costs and expenses incurred prior to the date of this Agreement in connection with plans and feasibility studies for each Project, including expenses paid to third party subcontractors (such as architects, land planners and engineers) shall be classified as pre-organization expenses and be paid by the Company or reimbursed to the Parties by the Company. After the date of this Agreement, the foregoing expenses subsequently incurred shall be borne by the Company.

(ii) Requests for reimbursement hereunder shall be paid within thirty (30) days after submission of a request therefor accompanied by reasonable back-up documentation.

          (c)  Consulting Fee. The Company shall pay to each Party consulting fees as set forth in Appendix C attached hereto.

          (d)  Development Fee. The Company shall pay to the Developers a fee as set forth in the Development Agreement.

          (e)  License Fee. The Company shall pay to Chelsea a licensing fee as set forth in the License Agreement.

          (f)  Management Advisory Service Fee. The Company shall pay to Mitsubishi and Nissho a management advisory service fee as set forth in the Management Services Agreement.

          (g)  Advisory Services Fee. The Company shall pay to Chelsea an advisory service fee as set forth in the Advisory Services Agreement.

          (h)  Guaranty Fee. The Company shall pay to each Party which guarantees a Third Party Loan an annual amount equal to 1% of the averaged daily balance of the principal amount of the Third Party Loan outstanding during each Fiscal Year, which amount will be paid within 60 days after the end of each Fiscal Year.

Section 9.2  No Contracts with Affiliates.

          Except as provided in Sections 8.3 and 8.8, no Party shall enter into any agreement or other arrangement for the furnishing to or by the Company of goods or services with any Person who is an Affiliate of such Party unless such agreement or arrangement has been Approved by the Parties after the nature of the relationship or affiliation has been disclosed.

ARTICLE 10.
SALE, TRANSFER OR MORTGAGE

Section 10.1  General.

          Except as expressly permitted in this Agreement, no Party shall, directly or indirectly, sell, assign, transfer, mortgage, convey, charge or otherwise encumber or contract to do or permit any of the foregoing, whether voluntarily or by operation of law (herein sometimes collectively called a “Transfer”), or suffer any Affiliate or other third party to, Transfer any part or all of its Total Interest hereunder without the express prior written consent of the other Parties, which consent may be withheld for any or no reason whatsoever. Any attempt to Transfer in violation of this Article 10 shall be null and void. The giving of consent in any one or more instances of Transfer shall not limit or waive the need for such consent in any other or subsequent instances. For purposes of this Agreement, Transfer shall include (a) the acquisition by a Person of fifty percent (50%) or more of the capital stock of Mitsubishi or Nissho, (b) the merger, consolidation or combination of Mitsubishi or Nissho with another Person in which Mitsubishi or Nissho is not the survivor, (c) the sale of all or substantially all the assets of Mitsubishi or Nissho or (d) a change in the majority of the directors or managers of Mitsubishi or Nissho which has not been approved by the then existing directors or managers.

Section 10.2  Permitted Transfers by the Parties.

          (a)  Transfers By Chelsea.  Without the consent of the other Parties, Chelsea may from time to time (1) Transfer its Total Interest, in whole or in part (1) to a Chelsea Affiliate or (ii) from a Chelsea Affiliate to another Chelsea Affiliate and (2) Transfer up to 50% of its Total Interest to Simon Property Group Inc. or all Affiliate thereof, provided, however, that (x) Chelsea shall continue to exercise all rights and powers under this Agreement and Simon Property Group Inc. or its Affiliate shall not participate in the management of the Company or be required to approve or consent to any transaction and (y) Chelsea shall continue to remain responsible for all its obligations hereunder. In addition, the acquisition by merger, sale of assets, combination or consolidation of Chelsea GCA Realty, Inc. by any Person shall not constitute a Transfer under this Agreement. Any Transfer under Section 10.2(a) shall not relieve Chelsea of its obligations under this Agreement.

          (b)  Transfers by Mitsubishi.  Without the consent of the other Parties, Mitsubishi may from time to time Transfer its Total Interest, in whole or in part (i) to a Mitsubishi Affiliate or (ii) from a Mitsubishi Affiliate to another Mitsubishi Affiliate. Any Transfer under Section 10.2(b) shall not relieve Mitsubishi of its obligations under this Agreement.

          (c)  Transfers by Nissho.  Without the consent of the other Parties, Nissho may from time to time Transfer its Total Interest, in whole or in part (i) to a Nissho Affiliate or (ii) from a Nissho Affiliate to another Nissho Affiliate. Any Transfer under Section 10.2(c) shall not relieve Nissho of its obligations under this Agreement.

          (d)  Agreements with Transferees.

          (i)  If pursuant to the provisions of Section 10.2 (a), (b) or (c), ally Party (the “Transferor”) shall purport to make a Transfer of any part of its Total Interest to any Person (“Transferee”), no such Transfer shall entitle the Transferee to ally benefits or rights hereunder until:

          (1)  the Transferee agrees in writing to assume and be bound by all the obligations of the Transferor and be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement and any agreements with respect to a Project to which the Transferor is then subject OF is then required to be a party; and

          (2)  the Transferor and Transferee enter into a written agreement with the other Parties and the Company which provides (x) that the Transferor is irrevocably designated the proxy of the Transferee to exercise all voting and other approval rights appurtenant to the Total Interest acquired by the Transferee, (y) that the Transferor shall remain liable for all obligations arising under tills Agreement prior to or after such Transfer in respect of the Total Interest so transferred, and (z) that the Transferee or Transferor, as applicable, shall indemnify the Parties from and against all claims, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) which may arise as a result of ally breach by the Transferee or Transferor of its obligations hereunder.

(ii) No Transferee of any Total Interest shall make any further disposition except in accordance with the terms and conditions hereof.

          (iii)  All costs and expenses incurred by the Company, or the non-transferring Parties, in connection with any Transfer of a Total Interest, including ally filing or recording costs and the fees and disbursements of counsel, shall be paid by the Transferor.

Section 10.3  First Right of Refusal Procedure.

          (a)  First Refusal Notice.  Except as provided in Section 10.2, Section 10.5 or Section 10.6, if, subsequent to five (5) years after the date hereof, any Party desires to sell all of its and its Affiliates’ Total Interest in the Company it shall give written notice (the “First Refusal Notice”) of such intention to the other Parties (the Party issuing the First Refusal Notice is hereinafter called the “Offeror” and the Parties receiving the First Refusal Notice are hereinafter called the “Offerees”). The First Refusal Notice must set forth (i) the price (the “Refusal Price”) and terms upon which the Offeror has received a bona-fide, third party, arms-length offer to purchase such Total Interest (the Total Interest in the Company subject to the First Refusal Notice is hereinafter called the “Subject Interest”) subject to all liabilities of the Company as of that date, (ii) a copy of such third-party offer, and (iii) the name and address of the proposed purchaser (the “Purchaser”), provided, that the Offeror shall deal with only one Purchaser at a time and the Purchaser shall not be an Affiliate of the Offeror. The Refusal Price set forth therein must be payable with cash consideration only, although, at the Offeror’s election, payment of portions of such cash consideration may be deferred and paid, with interest, in one or more installments after closing. If the First Refusal Notice provides that payment of a portion of the Refusal Price is to be deferred, then the required collateral for such deferred payment shall be described in the First Refusal Notice and shall be the Subject Interest to be purchased and/or a certificate of deposit, irrevocable stand-by letter of credit, or other type of collateral which is generally available, liquid, and not unique. Such First Refusal Notice shall constitute an offer by the Offeror to sell to the Offerees the Subject Interest specified in the First Refusal Notice for such price and terms, exclusive of any brokerage or similar commission provided for therein. Except as set forth in Section 10.5 or Section 10.6, none of the Parties may give a First Refusal Notice until at least five (5) years from the date of this Agreement.

          (b)  Election by Offerees.

          (i)  For a period of thirty (30) days following the date of receipt by the Offerees of the First Refusal Notice (the “First Refusal Period”), the Offerees shall have the right (pro rata in accordance with their Percentage Interests or as agreed to by them) but not the obligation to purchase all, but not less than all, of the Subject Interest specified in the First Refusal Notice for the price and on the terms stated in the First Refusal Notice. In the alternative the Offerees shall also have the option to sell their entire Total Interest in the Company to the Purchaser as set forth in subparagraph (d) hereof If an Offeree elects to purchase the Subject Interest it must so notify the Offeror in writing (the “First Refusal Exercise Notice”) within said 30-day period, which notice must be accompanied by a First Refusal Deposit (defined below). If any Offeree fails to send a First Refusal Exercise Notice or to deliver a First Refusal Deposit within said 30-day period it shall be deemed to have elected not to purchase. “First Refusal Deposit” shall mean all amount equal to 5% of the price set forth in the First Refusal Notice.

          (c)  Closing.

          (i)  If an Offeree elects to so purchase the Subject Interest, the Transfer of the Subject Interest specified in the First Refusal Notice from the Offeror to the Offeree shall be closed and consummated in the principal office of the Company at 11:00 a.m., local time, on the sixtieth (60th) day following the date of the First Refusal Exercise Notice (or if such date is not a business day in Tokyo, Japan, the business day in Tokyo, Japan next following such day), or on such earlier day as may be selected by the Offeree. At the closing, the Offeree shall deliver to the Offeror (i) such portion of the Refusal Price which is payable at closing in accordance with the terms of the First Refusal Notice in cash (in Yen) by wire transfer representing immediately available funds and (ii) the promissory note and the applicable security instruments, if any, required by the First Refusal Notice. Simultaneously with the receipt of such payment, the Offeror shall deliver the Subject Interest to the Offeree free and clear of all liens, security interests and competing claims (other than security interests granted in favor of the Offeree to secure any Funding Loans made, by the Offeree on behalf of the Offeror and not fully credited as hereinafter provided) and shall deliver to the Offeree such instruments of Transfer and such evidence of due authorization, execution and delivery and of the absence of any such liens, security interests or competing claims as the Offeree shall reasonably request. The Refusal Price paid at closing shall be reduced by the amount of the First Refusal Deposit and any outstanding Funding Loans made by the Offeree to the Offeror, together with all accrued interest thereon.

          (ii)  If, by virtue of the election of the Offeree to purchase any Subject Interest in accordance with the provisions of this Section 10.3, the holder of any Guaranties of Loans to the Company under which the Offeror has personal liability has the right to, and notifies the Company of its intent to accelerate the loan, it shall be a condition to the closing that the Offeree repay such loan (plus any deferred and accrued and unpaid interest thereon and any required prepayment premium and/or yield maintenance fees), or have the Offeror and any Affiliates released from any Guaranties of Loans made in connection therewith by a written instruments reasonably satisfactory to the Offeror, at the closing of the sale of such Subject Interest. If only one of the Offerees is purchasing the Subject Interest and the loan is repaid, then the non-purchasing Offeree will reimburse the purchasing Offeree for Its pro rata share of any loans repaid by the Offeree. Neither the Offeror nor the Offeree shall be obligated at the time of the Transfer to discharge the Offeror’s obligations under the Guaranties of Loans if the holder of any Guaranties of Loans does not accelerate the Third Party Loan at such time.

          (d)  Sale of Total Interest by Offerees to Third Party.

          (i)  During the First Refusal Period, each Offeree shall also have the option to sell its Total Interest in the Company to the Purchaser. If an Offeree elects to sell its Total Interest to the Purchaser, it must notify the Offeror in writing (the “Sale Notice”) within the First Refusal Period. If ail Offeree fails to send a Sale Notice within said 30-day period, it shall be deemed to have elected not to sell its Total Interest.

          (ii)  If all Offeree elects to sell its Total Interest, the Offeror shall proceed to consummate a sale of both the Subject Interest and the Offeree’s Total Interest to the Purchaser at a purchase price to be calculated using the same formula as the Refusal Price shall have been calculated, subject to all liabilities of the Company as of the date of the First Refusal Notice. The purchase price shall be payable as set forth in Section 10.3(a); provided however, that if a portion of the purchase price is to be deferred, then the required collateral for such deferred payment shall be a mortgage on the Subject Interest and/or a certificate of deposit, irrevocable stand-by letter of credit or other type of collateral which is generally available, liquid and not unique. The form of the contract of sale shall be subject to the reasonable approval of the Offeree, and the contract shall be executed and close within the time frames identified in Subparagraph (e)(i) of this Section. If the holder of any Guaranties of Loans to the Company under which a Party or its Affiliates has personal liability has the right to and notifies the Company of its intent to accelerate the loan, it shall be a condition to the closing that the Purchaser repay such loan and obtain releases of any Guaranties of Loans made in connection therewith. Costs incurred in connection with the drafting and negotiation of the contract of sale (excluding, however, costs incurred by the Offeree in commenting on same) and any conveyance, transfer or similar taxes payable in connection with the closing shall be expenses of the Offeror.

          (e)  Sale of Subject Interest to Third Party.

          (i)  If the Offerees fall to exercise their right to purchase the Subject Interest, or if the Offerees exercise their right to purchase but through no fault of the Offeror subsequently fail to purchase the Subject Interest within the time specified, or the Offerees fail to offer to sell their entire Total Interest to the Purchaser, then the Offeror shall have the right, for four (4) months after the expiration of the First Refusal Period, to obtain a bona fide, binding contract for the sale of such Subject Interest to the Purchaser for a price and on terms and conditions consistent with Section 10.3(a) which are no less favorable to the Offeror than those stated in the First Refusal Notice, except that any such contract must provide for a closing of the purchase and sale of such Subject Interest within sixty (60) days after the date Of Such contract; provided, that if the Offerees fail to purchase the Offeror’s Subject Interest in breach of a commitment by the Offeree to do so the Offeror shall have, as its sole remedy, the right to retain the First Refusal Deposit as liquidated damages and not as a penalty, and in addition thereto the above four-month limitation on the Offeror’s rights to obtain a binding contract with a third party shall be extended to six (6) months.

          (ii)  In the event the Offeror proposes to consummate a sale of the Subject Interest to the Purchaser within the time specified and in a manner otherwise consistent with the requirements of Sections 10.3(e)(i) above, the Purchaser shall not be entitled to any benefits or rights under this Agreement unless and until:

(1) The Offerees shall reasonably approve the form and content of the instruments of Transfer;

          (2)  The Purchaser in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended, including, without limitation, the obligations to make funding to the Company as provided in Article 5 hereof and restrictions on Transfer set forth in Section 10. 1, and acknowledges that the Offeror’s rights under this Section 10.3 shall not be available for a period of two (2) years;

          (3)  The Offeror or the Purchaser, as the case may be, pays all debts of the Offeror then due and payable to the Company, to the Offerees or to third parties which relate to its Percentage Interest in the Company (including interest accrued thereon) and all Partner Loans then due and payable or to be made by the Offeror to the Company; and

          (4)  The Offeror or the Purchaser pays all reasonable expenses incurred by the Offerees from the date the Offerees last decline to purchase the Subject Interest through the date on which the Subject Interest is transferred to the Purchaser, including, without limitation, legal and accounting fees, and pays all costs incurred by the Company as the result of such Transfer, including, without limitation, real or personal property transfer taxes, if any, imposed on the Company by virtue of the Transfer and the cost of preparing and filing any and all tax returns which are required to be filed as a result of such sale.

          (f)  Reinstatement of First Refusal Procedure. In the event the Offeror fails within the time specified in Section * 10.3(d) or Section 10.3(e), as applicable, to consummate such proposed sale, through no fault of the Offerees, the Offeror shall reimburse the Offerees for the above described costs and shall, prior to any subsequent proposed sale of the Subject Interest, be required to extend to the Offerees, and the Offerees shall have, the rights of First Refusal set forth in tills Section 10.3. Except as otherwise permitted by this Agreement, any Transfer by any Party of its Total Interest or any portion thereof in violation of the restrictions and procedures set forth in this Section 10.3 shall be void.

          (g)   Approval by the Board of Directors. Each of the Parties shall cause such directors of the Company as shall be nominated by it to approve at the meeting of the Board of Directors of the Company the transfer of the Common Stock (as part of Subject Interest or Total Interest or otherwise) as permitted under this Section 10.3 or elsewhere in this Agreement.

Section 10.4  Election Not to Proceed with Project.

          (a)  Notwithstanding anything to the contrary set forth elsewhere in this Agreement, if a Party elects (the “Non-Investing Party”), at its sole option, not to proceed with Project I or Project 2 by sending a written notice to such effect to the remaining Parties (the “Investing Parties”), then the Investing Parties shall have the right (pro rata in accordance with their Percentage Interests or as agreed to by them) but not the obligation to purchase the Non Investing Party’s Total Interest in the Company at a price equal to lower of (x) the total amount of Capital Contributions and Partner Loans which had been contributed or made to the Company by the Non-Investing Party at that point in time, less the amount of any distributions or dividends or repayments of Partner Loans previously made to the Non-Investing Party and (y) the Fair Market Value of the Non-Investing Party’s Total Interest. Any such election to purchase the interest of the Non-Investing Party will be made in accordance with the procedures set forth in Section 10. 3 (c).

          (b)  If the Investing Parties shall not exercise the right granted under Section 10.4(a) within thirty (30) days after their receipt of the notice from the Non-Investing Party, the Non-Investing Party shall be required to make the required Partner Loan, if any shall be required to be made at that time, within thirty (30) days from the end of such thirty (30) day period. If the Non-Investing Party fails to make the required Partner Loan within such thirty (30) day period, then the Non-Investing Party shall become, and be deemed as, a Non-Funding Party and Section 5.5 shall apply.

Section 10.5  Sale of the Company.

          If the 70% Shareholders as defined in Section 5.7, wish to sell all or substantially all of the assets of the Company or a Project, despite a rejection at a meeting of the Board of Directors, then the 70% Shareholders shall send notice thereof to the Shareholder who has not approved such sale (the “Purchasing Shareholder”). For a period of twenty (20) days following the date of receipt by the Purchasing Shareholder of such notice, the Purchasing Shareholder may accept to purchase Total Interests of the 70% Shareholders at a the price set by the 70% Shareholders in such notice sent by the 70% Shareholders to the Purchasing Shareholder. If the Purchasing Shareholder fails to send such notice within such 20 day period, it shall be deemed to have elected not to purchase, and the 70% Shareholders may effectuate the sale of their Total Interests, provided, however, that if such sale is consummated within six (6) months thereafter, it may only be at a price in excess of the purchase price set in their notice and after six (6) months may be sold at any price. If the Purchasing Shareholder accepts the 70% Shareholders’ offer, the closing shall occur in accordance with the procedures set forth in Section 103(c).

Section 10.6  Lack of Profits.

          If for the first three full consecutive Fiscal Years after the Project Completion Date of Project 1, the Company has not had any “earnings” (as defined below), the Parties shall have good-faith discussions to develop a solution to resolve the situation, upon the request of any Party. If no solution is reached despite such good-faith discussions within ninety (90) days after the end of such Fiscal Year, any Party (the “Selling Shareholder”) may offer during the period of twenty (20) days following the 90 day period after the end of such third Fiscal Year to sell its Total Interest in the Company to the other Shareholders at a price set by the Selling Shareholder in such notice. The other Shareholders shall have the right, but not the obligation, to accept any such offer. If no notice is sent by any Shareholder within such 20 days, the right contained herein shall be null and void and of no further effect. If the Shareholders accept the offer, the closing shall occur in accordance with the procedures set forth in Section 10.3(c). If the Shareholders do not accept such offer, the Selling Shareholder may, at its sole option, (i) sell its Total Interest only at a price in excess of that set by the Selling Shareholder, provided, however, that the sale shall be consummated within four (4) months after the expiration of such 20 days, and provided further that the purchaser shall not be a competitor of either Shareholder or the Company and in the exercise of the reasonable determination of the Shareholders the purchaser shall have the financial capability to fulfill its obligations to the Company and shall be of a quality and reputation consistent with that of the Shareholders and the Company; or (ii) by sending a notice to the other Shareholders in accordance with Section 12.2, relinquish all of its Common Stock to the other Shareholders and transfer the same pro rata in accordance with their Percentage Interests at no cost to such Shareholders within four (4) months after the expiration of such 20 days. If the Selling Shareholders exercised its option (ii) above, (x) it shall be released from any further obligation or liability hereunder or in connection with the Company which will accrue after the date of the notice, (y) the Guaranties of Loans given by it up to the date of the notice shall continue to be effective in accordance with their terms and conditions, and (z) its Partner Loans extended up to the date of the notice shall be repaid in accordance with their terms and conditions and pari passu with the Partner Loans extended by the other Shareholders. For the purpose of this Section 10.6, the term “earnings” shall mean the “income before taxes” as appearing in the income statements for the three Fiscal Years as shall be prepared by the Company in accordance with generally accepted Japanese accounting principles, plus (i) all the interest of Partner Loans accrued to the Parties, (ii) all the depreciation or amortization expenses, and (Hi) all the fees listed under Section 9.1 accrued to the Parties in such Fiscal Years.

ARTICLE 11.
DISSOLUTION

Section 11.1  Dissolution and Liquidation Continuation of Business.

          (a)  Causes of Dissolution and Liquidation. Except as set forth in this Article II and Article 10, no Party shall have the right and each Party hereby agrees not to withdraw from the Company, nor to dissolve or liquidate, or to petition a court for the dissolution or liquidation of the Company, except as provided in this Agreement, and no Party at any time shall have the right to petition or to take any action to subject the Company’s assets or any part thereof, including any Project, or any part thereof, to the authority of any court of bankruptcy or similar proceedings. The Company shall be dissolved and liquidated only upon the earliest occurrence of any of the following dates or events:

(i) January 31, 2049 or such later date as Approved by the Parties;

(ii) a dissolution of the Company is Approved by the Parties or approved by the Funding Parties;

          (iii)  the sale or other disposition (exclusive of an exchange for other real property or the granting of a lien or security interest in all Projects) by the Company of all or substantially all of the Projects and other assets of the Company;

(iv) the "Bankruptcy" (as hereinafter defined), dissolution or liquidation of a Party;

(v) if on five (5) years from the date hereof, the Project Completion Date shall not have occurred with respect to Project 1; or

(vi) if on eight (8) years from the date hereof, Projects having at least a total of 70,000 square meters in terms of gross leasable area shall not have been opened for business with the public.

          For the purposes of this Agreement, the term “Bankruptcy” shall mean, and the Party shall be deemed “Bankrupt” upon, (i) the entry of a decree or order for relief of the Party by a court of competent jurisdiction in any involuntary case involving the Party under any bankruptcy or other similar law now or hereafter in effect, (ii) the ordering of the winding up or liquidation of the Party’s affairs; (Hi) the filing with respect to the Party of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of ninety (90) days; (iv) the commencement by the Party of a voluntary case under any bankruptcy or other similar law now or hereafter in effect; (v) the making by the Party of any general assignment for the benefit of creditors; or (vi) the failure by the Party generally to pay its debts as such debts become due.

          (b)  Right to Continue Business of the Company. Upon all event described in Section 11. 1 (a), the Company thereafter shall be dissolved and liquidated unless, within ninety (90) days after the event described in such Section, an election to continue the business of the Company shall be made in writing by the remaining Parties holding fifty percent (50%) or more of the Percentage Interests. If such ail election to continue the Company is made, then the Company shall continue until another event causing dissolution in accordance with this Article II shall occur and the Parties who elect to continue shall have the right, but not the obligation, to cause the non-continuing Party’s Percentage Interest to be sold in accordance with the procedure set forth in Section 10.3 hereof.

          (c)  Termination by Material Breach.

          (i)  If any of the Parties (the “Breaching Party”) commits a breach of its material obligations hereunder (“Material Breach”), the other Parties (the “Non-Breaching Parties”) shall be entitled to terminate, by a joint action, this Agreement effective immediately upon giving written notice to the Breaching Party if within sixty (60) days after such written notice is given by the Non-Breaching Parties the Material Breach shall not have been corrected by such Breaching Party and such Material Breach has had or its continuation will have a material adverse effect on the interests of the Non-Breaching Parties or oil the operations, financial condition or prospects of the Company. Any failure to make a required Capital Contribution or give a required Partner Loan or required Guaranties of Loans of the Company shall be deemed a Material Breach and to have a material adverse effect on the operations, financial condition and prospects of the Company.

          (ii)  If this Agreement is terminated pursuant to this Section, the Non-Breaching Parties shall have the option, exercisable within three (3) months after the date of such termination, of (x) requiring the Breaching Party to transfer, free of charge, all of the Breaching Party’s Percentage Interest to the Non-Breaching Parties or (y) requiring dissolution and liquidation of the Company in accordance with Section 11.2.

(iii) If the Non-Breaching Parties have elected to require the Breaching Party to transfer the Breaching Party’s Percentage Interest, the provisions of Section 5.5 shall apply mutatis mutandis.

          (iv)  Termination of this Agreement under this Section 11.1(c) shall be without prejudice to, and in addition to, any right and remedy available to the Non-Breaching Parties under any other provision of this Agreement or applicable Law.

Section 11.2  Procedure in Dissolution and Liquidation.

          (a)  Winding Up.  Upon dissolution of the Company pursuant to Section 11.1 hereof, the Company shall immediately commence to wind up its affairs and the Parties shall proceed with reasonable promptness to liquidate the business of the Company and (at least to the extent necessary to pay any debts and liabilities of the Company) to convert the Company’s assets into cash. A reasonable time shall be allowed for the orderly liquidation of the business and assets of the Company in order to reduce any risk of loss that might otherwise be attendant upon such a liquidation.

          (b)  Management Rights During Winding Up.  During the period of the winding up of the affairs of the Company, the Board of Directors shall manage the Company as liquidator and shall make with due diligence and in good faith all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Company assets; provided, however, that if the termination of the Company results from a default by a Party of its obligations under this Agreement, such Party shall have no further right to participate in the management or affairs of the Company and the other Parties shall manage the Company during the period of winding up. Each Party hereby waives any claims it may have against the others that may arise out of the management of the Company by the other, pursuant to this Section 11.2(b), so long as such other Party and its representatives act in good faith.

          (c)  Work in Progress.  If the Company is dissolved for any reason while there is development or construction work in progress, winding up of the affairs and termination of the business of the Company may include completion of the work in progress to the extent the Parties who have not defaulted under their obligations under the Agreement, may determine the same to be necessary to permit a sale or other disposition of the Projects which is most beneficial to the Parties.

          (d)  Distributions in Liquidation.  The assets of the Company shall be applied or distributed in liquidation in the following manner and in the following order of priority:

          (i)  In payment of debts and obligations of the Company owed to third parties, which shall include any Party as the holder of any secured loan, and to the expenses of liquidation in the order of priority as provided by law; then

(ii) In payment of any debts or obligations of the Company to a Party, including but not limited to Partner Loans, but excluding subordinated Partner Loans, then

(iii) In payment of subordinated Partner Loans, and then

(iv) To the Parties pro rata in accordance with their Percentage Interests.

          (e)  Non-Cash Assets.  Every reasonable effort shall be made to dispose of the assets of the Company so that the distribution may be made to the Parties in cash. If at the time of the termination of the Company, the Company owns any assets in the form of work in progress, notes, deeds to secure debt or other non-cash assets, such assets, if any, shall be distributed in kind to the Parties, in lieu of cash, proportionately to their right to receive the assets of the Company on an equitable basis reflecting the Fair Market Value of the assets so distributed. In the alternative, the Parties may cause the Company to distribute some or all of its non-cash assets to the Parties as tenants-in-common subject to such terms, covenants and conditions as the Parties may adopt.

Section 11. 3  Disposition of Documents and Record.

          All Documents of the Company shall be retained upon termination of the Company for a period of not less than ten (10) years by a Person mutually acceptable to the Parties. The costs and expenses of personnel and storage costs associated therewith shall be shared by the Parties equally. The Documents shall be available during normal business hours to all Parties for inspection and copying at such Party’s cost and expense. If any Party for any reason ceases as provided herein to be a Party at any time prior to termination of the Company (“Non-Surviving Party”), and the Company is continued without the Non-Surviving Party, the other Parties (“Surviving Party”) agree that the Documents of the Company up to the date of the termination of the Non-Surviving Party’s interest shall be maintained by the Surviving Party, its successors and assigns, for a period of not less than ten (10) years thereafter.

Section 11.4  Date of Termination.

          The Company shall be terminated when its cash and other assets have been applied and distributed in accordance with the provisions of Section I 1.2(d) and the termination is registered at the commercial registration maintained by the relevant legal affairs bureau.

ARTICLE 12.
GENERAL PROVISIONS

Section 12.1  Jurisdiction.

          The Parties hereby agree to the exclusive jurisdiction of the Tokyo District Court as the first instance court with respect to any and all disputes and controversies relating to the interpretation, construction, performance or breach of this Agreement or the Appendices.

Section 12.2  Notices.

          Any notice, consent, approval, or other communication which is provided for or required by this Agreement must be in writing and may be delivered in person to any Party or may be sent by a facsimile transmission, telegram, courier or registered or certified mail, with postage prepaid, return receipt requested. Any such notice or other written communications shall be deemed received by the Party to whom it is sent (i) in the case of personal delivery, on the date of delivery to the Party to whom such notice is addressed as evidenced by a written receipt signed oil behalf of such Party, (ii) in the case of facsimile transmission or telegram, the next business day after the date of transmission, (iii) in the case of courier delivery, the date receipt is acknowledged by the Party to whom such notice is addressed as evidenced by a written receipt signed on behalf of such Party, and (iv) in the case of registered or certified mail, the earlier of the date receipt is acknowledged oil the return receipt for such notice or five (5) business days after the date of posting by the post office. For purposes of notices, the addresses of the Parties hereto shall be as follows, which addresses may be changed at any time by written notice given in accordance with this provision.

          If to Mitsubishi:

Mitsubishi Estate Co., Ltd. 7-3, Marunouchi 2-chome Chiyoda-ku, Tokyo 100-8330, Japan Attention: Shopping Center Business Office Facsimile No.: 81-3-3211-4383

          With a copy to:

Showa Law Office Tsuruya Hachiman Bldg. 5F 2-4, Kojimachi Chiyoda-ku, Tokyo 102-0083, Japan Attention: Masatorno Suzuki Facsimile No.: 81-3-5276-2730

          If to Chelsea:

Chelsea GCA Realty Partnership, L.P 103 Eisenhower Parkway Roseland, New Jersey 07068 Attention: Chief Executive Officer Facsimile No.: 1-973-228-1694

          With a copy to:

Chelsea GCA Realty, Inc. 103 Eisenhower Parkway Roseland, New Jersey 07068 Attention: General Counsel Facsimile No.: 1-973-228-7913

          If to Nissho:

Nissho Iwai Corporation 4-5, Akasaka 2-chome Minato-ku, Tokyo 107-8655, Japan Attention: Housing & Regional Development Department Facsimile No.: 81-3-3888-4284

Section 12.3  Entire Agreement.

          This Agreement (including all Appendices referred to herein and attached hereto, which Appendices are part of this Agreement for all purposes) contains the entire understanding among the Parties with respect to the Company and supersedes any prior understanding and agreements among them respecting the Company. There are no representations, agreements, arrangements or understandings, oral or written, among the Parties relating to the subject of this Agreement which are not fully expressed herein.

Section 12.4  Severability.

          This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable Laws of Japan. If any provision of this Agreement, or the application thereof to any Person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by Law; provided, however, that the above-described invalidity or unenforceablilty does not diminish in any material respect the ability of the Parties to achieve the purposes for which the Company was formed.

Section 12.5  Successors and Assigns.

          Subject to the restrictions on Transfer set forth in Article 10, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

Section 12.6  Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

Section 12.7  Additional Documents and Act.

          In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions.

Section 12.8  Interpretation.

          This Agreement and the rights and obligations of the Parties shall be governed by and interpreted and enforced in accordance with the Laws of Japan. This Agreement has been executed in the English language which shall be the binding and controlling language for all matters relating to the meaning or interpretation of this Agreement.

Section 12.9  Term.

          Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter singular, and plural, as the identity of the Persons may in the context require. Any reference to Laws shall include all amendments, modifications, or replacements of the specific sections and provisions concerned.

Section 12. 10  Amendment.

          This Agreement may not be amended, altered or modified except by an instrument in writing and signed by the Parties.

Section 12. 11  References to this Agreement.

          Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments thereof and Exhibits thereto unless the context shall clearly indicate or require otherwise.

Section 12.12  Headings.

          All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 12.13  No Third Party Beneficiary.

           This Agreement is made solely and specifically among and for the benefit of the Parties and their respective successors and permitted assigns subject to the express provisions hereof relating to successors and assigns, and no other Person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 12.14  No Waiver.

          No consent or waiver, either expressed or implied, by any Party to or of any breach or default by any other Parties in the performance by such other Parties of the obligations thereof under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Parties of the same or any other obligations of such other Parties under this Agreement. Failure on the part of any Party to complain of any act or failure to act of any other Parties, failure oil the part of any complaining Party to continue to complain or to pursue complaints with respect to any act or failure to act of any other Parties, or failure oil the part of any Party to declare any other Parties in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of the rights and remedies thereof under this Agreement or otherwise at law or in equity.

Section 12.15  Time of Essence.

          Time is of the essence in this Agreement.

Section 12.16  Attorney's Fees.

          The prevailing party in any litigation initiated to interpret and/or enforce the provisions of this Agreement shall be entitled to reasonable attorney’s fees and costs.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, each on the day and year first above written.

CHELSEA GCA REALTY PARTNERSHIP, L.P.
a Delaware limited partnership

By:    CHELSEA GCA REALTY, INC.,
         a Maryland corporation, sole general partner

By:  Leslie T. Chao
Its:  President

MITSUBISHI ESTATE CO., LTD., a Japanese Corporation

By: Katsuhisa Shimada
Its:  Senior Managing Director

NISSHO IWAI CORPORATION, a Japanese
Corporation

By:  Akitoshi Ueno
Its:  General Manager
        Construction & Urban Development Division